UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 14, 2018 (March 12, 2018)

SMTC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 Woodbine Avenue, Suite 300

Markham, Ontario, Canada L3R 4G8

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (905) 479-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

☐ Emerging Growth Company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2018, SMTC Corporation (the “Company”) appointed Steven M. Waszak as Chief Financial Officer and Senior Vice President of Mergers and Acquisitions effective March 13, 2018. Mr. Waszak replaced Roger Dunfield as the Chief Financial Officer. Mr. Dunfield has agreed to continue his employment with the Company to assist in the transition until June 30, 2018.

Mr. Waszak (age 60) previously served as the Chief Financial Officer at Connected-Holdings, LLC, an end-to-end, vertically integrated, Internet of Things “IoT” intelligent services provider, from December 2015 to February 2018. In addition, he served in executive positions, including as CEO and President, at the Helix Group, a strategic and organizational consulting entity, from October 2014 through February 2018. Previously, Mr. Waszak served as CEO and President of BTI Systems Inc., a developer of optical communication networks and data-center interconnect solutions for Web 2.0 and public cloud providers, from 2009 to 2014.

There are no family relationships between Mr. Waszak and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Waszak that would require disclosure under Item 404(a) of Regulation S-K.

Summary of key terms of employment

In connection with Mr. Waszak’s appointment, Mr. Waszak entered into an offer letter with the Company, dated March 13, 2018 (the “Waszak employment agreement”), pursuant to which Mr. Waszak receives an annual base salary of $275,000. Mr. Waszak is eligible to participate in the Company’s short-term incentive plan (“STIP”) with a target bonus of 33% of his base salary, and any payout thereunder is subject to and governed by the terms and requirements of the STIP, as approved and amended by the compensation committee of the Company’s board of directors from time to time. Pursuant to the Waszak employment agreement, Mr. Waszak also receives a one-time grant of options covering 335,929 shares of Company common stock under the Company’s 2010 Incentive Plan, in March 2018. The options will have an exercise price per share equal to the Company per share closing price on the date of grant, and will vest as to 1/5 (20%) of the covered shares upon the Company’s average closing share price being above each of $2.50, $3.00, $4.00, $5.00 and $6.00 per share for a 90 day period, or upon a “Change in Control Event” (as defined in the Waszak employment agreement) resulting in the per share value of Company common stock being above those same thresholds (1/5 if above $2.50, an additional 1/5 if above $3.00, an additional 1/5 if above $4.00, an additional 1/5 if above $5.00, and 100% if above $6.00), subject, in all cases, to Mr. Waszak’s continued employment. In the event of a Change in Control Event, the options shall immediately expire to the extent they remain unvested; provided, however, the Company’s board of directors may, in its sole discretion, accelerate vesting effective immediately prior to, but contingent on, a Change in Control Event. To ensure alignment with shareholders, the options may not be exercised, and no option shares may be sold, within 180 days of any portion of the options vesting, unless a Change in Control Event occurs. The options shall otherwise reflect the Company’s standard terms and conditions for employee option grants, including a ten-year term, and will vest with respect to whole shares only.

In addition, the Waszak employment agreement provides that, in the event that Mr. Waszak’s employment is terminated by the Company other than for “Cause” (as defined in the Waszak employment agreement) (other than in connection with or within twelve months following a Change in Control Event), Mr. Waszak will receive his accrued and unpaid base salary through the date of termination and will continue to receive his base salary for a period of six months after the date of termination commencing with the first payroll period following the thirtieth day after the date of termination. In the event that Mr. Waszak’s employment is terminated by the Company other than for Cause or if he resigns for “Good Reason” (as defined in the Waszak employment agreement) in connection with or within twelve months following a Change in Control Event, he will receive his accrued and unpaid base salary and, to the extent applicable, accrued and unpaid vacation through the date of termination, and will also continue to receive his base salary for a period of twelve months after the date of termination commencing with the first payroll period following the thirtieth day after the date of termination.

Mr. Waszak is also eligible for other benefits including participation in the Company’s 401(k) plan and four weeks of paid time off annually.

The foregoing description of the Waszak employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Waszak employment agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Mr. Dunfield will assist in the transition generally on the employment terms previously disclosed in Company filings relating thereto made with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description

10.1	Waszak Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2018	SMTC CORPORATION By: /s/ Edward Smith Name: Edward Smith Title: President and Chief Executive Officer